Exhibit 99.1

Investor and Media Inquiries: David Pitts Argot Partners 212-600-1902	Eric Bjerkholt Sunesis Pharmaceuticals Inc. 650-266-3717

Sunesis Pharmaceuticals Reports Third Quarter 2012 Financial Results and Recent Highlights

Sunesis to Host Conference Call Today at 11:00AM Eastern Time

SOUTH SAN FRANCISCO, Calif., (November 8, 2012) – Sunesis Pharmaceuticals, Inc. (NASDAQ: SNSS) today reported financial results for the quarter ended September 30, 2012. Net loss for the three and nine months ended September 30, 2012 was $17.4 million and $39.9 million, respectively, including non-cash charges of $8.1 million and $12.3 million, respectively, related to the valuation of warrants. As of September 30, 2012, cash, cash equivalents and marketable securities totaled $76.6 million. Subsequent to the quarter end, Sunesis raised $3.6 million through a combination of common stock sales and warrant exercises, bringing pro-forma cash, cash equivalents and marketable securities as of September 30, 2012 to $80.2 million.

“Completion of the interim analysis of the VALOR trial this past quarter was an important milestone that brought us one step closer to realizing vosaroxin’s potential as a new treatment standard in AML,” said Daniel Swisher, Chief Executive Officer of Sunesis. “VALOR, the largest company-sponsored trial ever undertaken in this relapsed/refractory indication, is now expected to complete enrollment of 675 patients in 2013, with unblinding expected in the first half of 2014 after reaching 562 events and final database lock.”

Mr. Swisher added: “The interim analysis also triggered two important financings that, together with our existing cash and funds raised in the open market, are expected to fund Sunesis to the end of 2014. We continue to make great progress with the VALOR trial, which has now enrolled 453 patients, and we are pleased to have the funds in hand to diligently prosecute VALOR to data read-out and to execute our plans for regulatory filings and commercial launch. Sunesis is also making steady progress with the LI-1 trial in front-line elderly AML and our kinase inhibitor collaborations with Biogen Idec and Millennium Pharmaceuticals.”

Third Quarter 2012 and Recent Highlights

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Implemented a one-time sample size increase to Phase 3 VALOR trial in AML. In September, Sunesis implemented a one-time, 225-patient sample size increase to its Phase 3 VALOR trial of vosaroxin in acute myeloid leukemia (AML), bringing target enrollment to 675 patients. This was in response to the recommendation of the trial’s independent Data and Safety Monitoring Board (DSMB) following its completion of a single, pre-planned interim analysis of unblinded efficacy and safety data sets from VALOR.

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Continued strong execution of VALOR trial. Enrollment and execution of the VALOR trial continues according to plan, with 453 patients enrolled as of yesterday, and Sunesis remains on track to complete full enrollment of VALOR in 2013.

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Continued progress of LI-1 trial. Vosaroxin continues to move forward in the Less Intensive 1 (LI-1) trial, a Phase 2/3 trial in newly diagnosed elderly AML and high-risk myelodysplastic syndrome (MDS) patients. LI-1 is being conducted by the United Kingdom’s National Cancer Research Institute under the direction of Professor Alan K. Burnett, Head of Haematology at Cardiff University. As of October 4, 2012, a total of 25 patients had been treated with vosaroxin in this trial.

•	Raised $58.7 million in Third Quarter and early October. Since the beginning of the third quarter, the company raised a total of $58.7 million, net of fees, as follows:

•	$25.0 million from the previously announced royalty purchase agreement with Royalty Pharma.

•	$15.0 million from the second tranche of the 2011 venture loan facility.

•	$17.3 million, net, from the sale of 3.6 million shares of common stock.

•	$1.4 million from the gross exercise of 0.6 million warrants to purchase common stock.

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Announced management promotions. In October, Sunesis announced the promotions of Deborah A. Thomas, Ph.D., to Vice President, Regulatory Affairs and Gene C. Jamieson to Vice President, Chemistry, Manufacturing and Controls.

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Received new U.S. patent in collaboration with Takeda/Millennium. In October, Sunesis and Millennium were granted a composition of matter patent in the U.S. covering the MLN2480 pan-Raf inhibitor currently in clinical development. This patent is expected to expire in 2031.

Financial Highlights

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Cash, cash equivalents and marketable securities totaled $76.6 million as of September 30, 2012, as compared to $44.1 million as of December 31, 2011. The increase of $32.5 million was primarily due to the receipt of $25.0 million from Royalty Pharma, $15.0 million from the second tranche of the loan facility, $15.3 million net proceeds from sales of common stock, and $0.5 million from the exercise of options, warrants and stock purchase rights, partially offset by net spending on operating activities of $23.3 million. As of September 30, 2012, outstanding debt totaled $25.0 million.

In early October, Sunesis raised $3.6 million through a combination of common stock sales and warrant exercises, resulting in pro-forma cash, cash equivalents and marketable securities as of September 30, 2012 of $80.2 million.

•

Total revenue was $0.3 million and $1.8 million for the three and nine months ended September 30, 2012, as compared to $1.0 million and $5.0 million for the same periods in 2011. Revenue in the nine months ended September 30, 2012 included the receipt of a payment of $1.5 million in June 2012 for the advancement of pre-clinical work under the 2011 amended and restated multi-kinase inhibitor collaboration agreement between Sunesis and Biogen Idec, and $0.3 million of deferred revenue recognized in the third quarter related to the agreement with Royalty Pharma. Revenue in the 2011 nine month period included an upfront payment of $4.0 million from Millennium Pharmaceuticals, Inc. as part of the assignment of licenses for two oncology programs to it in March 2011, and $1.0 million associated with the license of certain intellectual property rights to SARcode.

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Research and development expenses increased to $6.9 million and $21.6 million for the three and nine months ended September 30, 2012, as compared to $6.2 million and $16.2 million for the same periods in 2011. The increases in 2012 were primarily due to an increase in clinical and other expenses related to the VALOR trial.

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General and administrative expenses for the three and nine months ended September 30, 2012 were $2.3 million and $6.7 million, as compared to $2.2 million and $6.1 million for the same periods in 2011. The increases between the periods were primarily due to higher non-cash stock-based compensation expenses.

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Net other expense was $12.4 million for the nine months ended September 30, 2012, as compared to net other income of $6.0 million for the same period in 2011. The amounts for each period were primarily comprised of non-cash charges or credits for the revaluation of warrants issued in the underwritten offering completed in October 2010.

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Sunesis reported a net loss of $17.4 million and $39.9 million for the three and nine months ended September 30, 2012, as compared to net losses of $5.0 million and $11.4 million for the same periods in 2011.

Conference Call Information

Sunesis will host an update conference call today, November 8th at 11:00 a.m. Eastern Time. The call can be accessed by dialing (866) 730-5767 (U.S. and Canada) or (857) 350-1591 (international), and entering passcode 39347291. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media - Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the company’s website for two weeks.

About VALOR

VALOR is a Phase 3, randomized, double-blind, placebo-controlled, pivotal trial in patients with first relapsed or refractory AML. The trial’s target enrollment is 675 patients at more than 100 leading sites in the U.S., Canada, Europe, Australia and New Zealand. The VALOR trial is currently enrolling patients, who are randomized one to one to receive either vosaroxin on days one and four in combination with cytarabine daily for five days, or placebo in combination with cytarabine. The trial’s primary endpoint is overall survival. For more information on the VALOR trial, please visit www.valortrial.com.

About Vosaroxin

Vosaroxin is a first-in-class anti-cancer quinolone derivative (AQD), a class of compounds that has not been used previously for the treatment of cancer. Vosaroxin both intercalates DNA and inhibits topoisomerase II, resulting in replication-dependent, site-selective DNA damage, G2 arrest and apoptosis. Both the U.S. Food and Drug Administration (FDA) and European Commission have granted orphan drug designation to vosaroxin for the treatment of acute myeloid leukemia. Additionally, vosaroxin has been granted fast track designation by the FDA for the potential treatment of relapsed or refractory acute myeloid leukemia in combination with cytarabine.

About AML

AML is a rapidly progressing cancer of the blood characterized by the uncontrolled proliferation of immature blast cells in the bone marrow. The American Cancer Society estimates there will be approximately 13,780 new cases of AML and 10,200 deaths from AML in the U.S. in 2012. Additionally, it is estimated that the prevalence of AML across major global markets (U.S., France, Germany, Italy, Spain, United Kingdom and Japan) is over 50,000. AML is generally a disease of older adults, and the median age of a patient diagnosed with AML is about 67 years. AML patients with relapsed or refractory disease and newly diagnosed AML patients over 60 years of age with poor prognostic risk factors typically die within one year, resulting in an acute need for new treatment options for these patients.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of solid and hematologic cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, vosaroxin, in multiple indications to improve the lives of people with cancer. For additional information on Sunesis, please visit http://www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to Sunesis’ expectations regarding the completion and the design, conduct, progress and results of the VALOR trial. Words such as “anticipates,” “will,” “plan,” “estimate,” “expect,” “potential,” “on track,” “continued” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Sunesis’ need for substantial additional funding to complete the development and commercialization of vosaroxin, risks related to Sunesis’ ability to raise the capital that it believes to be accessible and is required to fully finance the development and commercialization of vosaroxin, the risk that raising funds through lending arrangements may restrict our operations or produce other adverse results, the risk that Sunesis’ development activities for vosaroxin could be otherwise halted or significantly delayed for various reasons, the risk that Sunesis’ clinical studies for vosaroxin may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, the risk that Sunesis’ nonclinical studies and clinical studies may not satisfy the requirements of the FDA or other regulatory agencies, risks related to the conduct of Sunesis’ clinical trials, risks related to the manufacturing of vosaroxin and supply of the active pharmaceutical ingredients required for the conduct of the VALOR trial, the risk of third party opposition to granted patents related to vosaroxin, and the risk that Sunesis’ proprietary rights may not adequately protect vosaroxin. These and other risk factors are discussed under “Risk

Factors” and elsewhere in Sunesis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, Sunesis’ Annual Report on Form 10-K for the year ended December 31, 2011 and Sunesis’ other filings with the Securities and Exchange Commission, including Sunesis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, when available. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$41,625	$9,311
Marketable securities	34,929	34,804
Prepaids and other current assets	1,657	1,550

Total current assets	78,211	45,665
Property and equipment, net	50	74
Deposits and other assets	106	130

Total assets	$78,367	$45,869

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,187	$658
Accrued clinical expense	4,663	2,370
Accrued compensation	1,077	1,274
Other accrued liabilities	1,510	1,805
Current portion of deferred revenue	7,956	—
Current portion of notes payable	4,356	—
Warrant liability	14,370	2,276

Total current liabilities	35,119	8,383
Non-current portion of deferred revenue	13,657	—
Non-current portion of notes payable	19,627	9,453
Non-current portion of deferred rent	—	13
Commitments
Stockholders’ equity:
Common stock	5	5
Additional paid-in capital	451,007	429,142
Accumulated other comprehensive income (loss)	(3)	19
Accumulated deficit	(441,045)	(401,146)

Total stockholders’ equity	9,964	28,020

Total liabilities and stockholders’ equity	$78,367	$45,869

Note 1: The condensed consolidated balance sheet as of December 31, 2011 has been derived from the audited financial statements as of that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

SUNESIS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenue:
License and other revenue	$265	$1,000	$1,765	$5,000

Total revenues	265	1,000	1,765	5,000
Operating expenses:
Research and development	6,878	6,217	21,596	16,237
General and administrative	2,331	2,155	6,702	6,144

Total operating expenses	9,209	8,372	28,298	22,381

Loss from operations	(8,944)	(7,372)	(26,533)	(17,381)
Interest expense	(385)	—	(1,016)	—
Other income (expense), net	(8,067)	2,358	(12,350)	5,980

Net loss	(17,396)	(5,014)	(39,899)	(11,401)
Unrealized gain (loss) on available-for-sale securities	2	2	(22)	35

Comprehensive loss	$(17,394)	$(5,012)	$(39,921)	$(11,366)

Basic and diluted loss per common share:
Net loss	(17,396)	(5,014)	(39,899)	(11,401)
Shares used in computing basic and diluted loss per common share	47,398	46,714	47,049	46,304

Basic and diluted loss per common share	$(0.37)	$(0.11)	$(0.85)	$(0.25)